EXHIBIT 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 12, 2024

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Third Quarter 2024 Results

•
Operating income of $1.9 million in Q3 2024 and $7.0 million year-to-date.
•
Improved margins in Forged and Cast Engineered Products lead operating results higher than prior year.
•
Strong U.S. forged business results including impact of new equipment more than offsets cyclically weak cast roll demand.
•
Higher sequential backlog in Q3 2024 vs Q2 2024 led by higher roll order intake.

Carnegie, PA, November 12, 2024 – Ampco-Pittsburgh Corporation (NYSE: AP) reported net sales of $96.2 million and $317.4 million for the three and nine months ended September 30, 2024, respectively, compared to $102.2 million and $314.2 million for the three and nine months ended September 30, 2023, respectively. The net sales decline for the three months ended September 30, 2024, compared to the prior year was attributable to lower shipment volumes and lower surcharge pass-through revenues in the Forged and Cast Engineered Products segment while the net sales increase for the nine months ended September 30, 2024, was attributable to growth in the Air and Liquid Processing segment.

The Corporation reported income from operations for the three and nine months ended September 30, 2024, of $1.9 million and $7.0 million, respectively, compared to $1.7 million and $7.0 million for the three and nine months ended September 30, 2023, respectively. For the three months ended September 30, 2024, income from operations improved slightly versus the prior year period, which included a $0.2 million recovery from an insolvent asbestos-related insurance carrier ("Asbestos-Related Credit"). The underlying improvement was primarily higher pricing net of surcharges and improved manufacturing cost absorption leading to margin expansion in the Forged and Cast Engineered Products segment which more than offset weaker shipment volumes. The nine months ended September 30, 2023, included a benefit from a $1.9 million foreign energy credit. The underlying improvement for the nine months compared to prior year was primarily margin improvement in the Forged and Cast Engineered Products segment which more than offset its weaker sales volumes.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “As we expected, our third quarter earnings reflected our seasonal plant shutdowns and were therefore lower than prior quarter, but continue to benefit from pricing actions in the roll business and the margin improvement we have seen versus prior year in the Forged and Cast Engineered segment. This has helped us offset the weaker roll demand in our cast roll business and in forged engineered products. We have seen significant improvement in our U.S forged business results with the operating efficiencies from our new equipment being a key driver. In addition, our sales order backlog improved sequentially due to roll order intake during the quarter.”

Interest expense for the three and nine months ended September 30, 2024, increased in comparison to the same periods of the prior year primarily due to the higher equipment financing debt balance, higher average revolving credit facility borrowings and higher average interest rates. Other income – net declined for the three and nine months ended September 30, 2024, compared to the same periods of the prior year, primarily due to higher losses on foreign exchange.

The income tax provision was higher for the three and nine months ended September 30, 2024, primarily due to the establishment of a valuation allowance on the net deferred tax assets of our U.K. operations at December 31, 2023, given its three-year cumulative loss history due to continued soft cast roll demand. As a result, the income tax provision in 2024 does not include any income tax benefit on the operating losses of the U.K. By comparison, the income tax provision for the three and nine months ended September 30, 2023, included income tax benefits of $0.6 million and $1.2 million, respectively, for the operating losses of the U.K. The income tax provisions are otherwise approximately comparable with slight fluctuations for income mix by jurisdictions not under valuation allowances.

Net loss for the current year periods equaled $(2.0) million, or $(0.10) per diluted share, and $(2.7) million, or $(0.13) per diluted share, for the three and nine months ended September 30, 2024, respectively. This compares to net income of $0.8 million, or $0.04 per diluted share, and $1.9 million, or $0.10 per diluted share, for the three and nine months ended September 30, 2023, respectively. Net income and earnings per share for the three months ended September 30, 2023, include an after-tax benefit of $0.2 million or $0.01 per share for the Asbestos-Related Credit. Net income and basic earnings per share for the nine months ended September 30, 2023, include after-tax benefits of $2.1 million or $0.11 per share associated with the Asbestos-Related Credit and the Foreign Energy Credit.

Segment Results

Forged and Cast Engineered Products

Sales for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2024, declined from the same periods of the prior year primarily due to a lower volume of shipments and lower surcharge pass-throughs, offset in part by improved base pricing.

Operating results for the three and nine months ended September 30, 2024, improved when compared to the same periods of the prior year primarily due to improved net pricing and favorable manufacturing cost variances due in part to improved productivity, which more than offset lower shipment volumes. The nine months ended September 30, 2023, included a $1.9 million benefit for a foreign energy credit.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for the three months ended September 30, 2024, were comparable with the prior year quarter. Sales for the nine months ended September 30, 2024, improved compared to the same periods of the prior year due primarily to an increase in shipments of air handling systems as a result of expansion of its sales distribution network and the additional manufacturing facility opened in the third quarter of 2023.

Operating results for the three months and nine months ended September 30, 2024, declined compared to the prior year period. The benefit from the higher year-to-date sales volume was minimized by an unfavorable product mix of heat exchangers and of centrifugal pumps, due to shipping older lower margin orders. In addition, higher selling and administrative expenses primarily due to higher commissions and employee-related costs, including those associated with expanding the segment’s sales distribution network negatively impacted operating income when compared to the prior year periods.

Teleconference Access

Ampco-Pittsburgh Corporation will hold a conference call on Tuesday November 12, 2024, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the third quarter ended September 30, 2024. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10193601/fdb4826d90. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•
Participant Dial-in (Toll Free): 1-844-308-3408
•
Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about operating performance, trends and events that the Corporation may expect or anticipate will occur in the future, statements about sales and production levels, restructurings, the impact from pandemics and geopolitical conflicts, profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “target,” “goal,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: economic downturns, cyclical demand for our products and insufficient demand for our products; excess global capacity in the steel industry; limitations in availability of capital to fund our strategic plan; inability to maintain adequate liquidity to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; fluctuations in the value of the U.S. dollar relative to other currencies; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials for us or our customers; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; inoperability of certain equipment on which we rely; inability to execute our capital expenditure plan; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations and/or invest in operations that will yield the best long-term value to our shareholders; consequences of pandemics and geopolitical conflicts; work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal control; and those discussed more fully elsewhere in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that it is not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,

	2024	2023	2024	2023

Total net sales	$96,166	$102,218	$317,369	$314,232

Costs of products sold (excl. depreciation and amortization)	76,389	84,490	256,563	256,333
Selling and administrative	13,332	11,821	39,855	38,101
Depreciation and amortization	4,586	4,382	13,954	13,110
Credit for asbestos litigation	-	(191)	-	(191)
(Gain) loss on disposal of assets	(11)	(6)	2	(124)
Total operating costs and expenses	94,296	100,496	310,374	307,229

Income from operations	1,870	1,722	6,995	7,003

Other expense - net:
Investment-related income	77	98	104	114
Interest expense	(2,976)	(2,468)	(8,750)	(6,784)
Other income — net	211	1,959	2,496	3,424
Total other expense — net	(2,688)	(411)	(6,150)	(3,246)

(Loss) income before income taxes	(818)	1,311	845	3,757
Income tax provision	(636)	(76)	(1,953)	(541)

Net (loss) income	(1,454)	1,235	(1,108)	3,216

Less: Net income attributable to noncontrolling interest	505	426	1,556	1,308
Net (loss) income attributable to Ampco-Pittsburgh	$(1,959)	$809	$(2,664)	$1,908

Net (loss) income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$(0.10)	$0.04	$(0.13)	$0.10
Diluted	$(0.10)	$0.04	$(0.13)	$0.10

Weighted-average number of common shares outstanding:
Basic	19,980	19,729	19,857	19,580
Diluted	19,980	19,729	19,857	19,633

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,

	2024	2023	2024	2023

Net sales:
Forged and Cast Engineered Products	$67,203	$73,625	$220,105	$228,004
Air and Liquid Processing	28,963	28,593	97,264	86,228
Consolidated	$96,166	$102,218	$317,369	$314,232

Income from Operations:
Forged and Cast Engineered Products	$2,456	$1,448	$9,393	$7,576
Air and Liquid Processing	3,134	3,456	8,290	9,386
Corporate costs	(3,720)	(3,182)	(10,688)	(9,959)
Consolidated	$1,870	$1,722	$6,995	$7,003